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                             George R. Jensen, Jr.
                          c/o USA Technologies, Inc.
                         100 Deerfield Lane, Suite 140
                               Malvern, PA 19355

                                 July 16, 2003



USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: Stephen P. Herbert, President

           Re: Employment Agreement Amendment

Dear Mr. Herbert:

      As you know, USA has issued to me an aggregate of 10,500,000 shares of USA Common Stock ("Common Stock") on the date hereof. As more fully set forth below, I have agreed to return to USA an aggregate of 8,000,000 of these shares (hereinafter, the "USTT Stock") for recision in the event of the occurrence of a Triggering Event (as defined below).

      For the purposes of this letter, the term Triggering Event shall mean legal or other action taken by the SEC or other governmental agency, a USA shareholder, a shareholder derivative action, or other third parties (including a bankruptcy trustee), which results in a court, or an administrative agency, body or tribunal, determining (by an Order) that any of the transactions relating to the issuance of the USTT Stock to me by USA were unlawful or in violation of any applicable legal duty or law.

      In order for there to have been a Triggering Event, the commencement or taking of the legal or other action referred to in the prior paragraph must have occurred during the two year period following the date hereof (i.e., prior to July 16, 2005). For purposes of the prior sentence: (i) any correspondence received from the SEC or other governmental agency during such two year period shall be the timely commencement or taking of such legal or other action unless counsel for USA and an independent Board Committee mutually determine that the correspondence is either frivolous, non-threatening or non-problematic; (ii) any correspondence received from any person or entity other than the SEC or other governmental agency during such two year period shall not be the timely commencement or taking of such legal or other action; (iii) any complaint or other formal process issued by or commenced by the SEC or other governmental agency during such two year period shall be the timely commencement or taking of such legal or other action unless counsel for USA and an independent Board Committee mutually determine that the allegations in the complaint or formal process are either frivolous, non-threatening or non-problematic; and (iv) any complaint or other formal process commenced or filed by any person or entity other than the SEC or other governmental agency during such two year period shall be the timely commencement or taking of such legal or other action unless counsel for USA and an independent Board Committee mutually determine that the allegations in the complaint or formal process are either frivolous, non-threatening or non-problematic.

      If I am required to return the USTT Stock for recision pursuant to this letter, then Section 4 of my employment agreement would be amended so that
Section 4 would be identical to that existing immediately prior to the execution and delivery of the Fifth Amendment thereto (provided that the applicable percentage therein shall be reduced from 7% to 6.28%).

      This letter shall be binding upon me as well as upon my successors, assigns, personal representatives, and heirs, and shall inure, as applicable, to the benefit of USA and each of its directors as well as each of their respective heirs, personal representatives, assigns and successors. Any permitted transferee of the USTT Stock shall acknowledge and agree to the terms of this letter as a condition of such transfer.

                                    Sincerely,
                                    /s/ GEORGE R. JENSEN, JR.
                                    --------------------------
                                    GEORGE R. JENSEN, JR.

ACCEPTED AND ACKNOWLEDGED:

USA TECHNOLOGIES, INC.

By: /s/ Stephen P. Herbert
    ------------------------
      Stephen P. Herbert,
      President